Securities and Exchange Commission
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934

                         The Bombay Company, Inc. (BBA)
                                (Name of Issuer)

                                     Common
                         (Title of Class of Securities)

                                    097924104
                                 (CUSIP Number)

                                David Nierenberg
                               The D3 Family Funds
                               19605 NE 8th Street
                                 Camas, WA 98607
                                  360-604-8600
                  Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications

                                  July 10, 2004
              Date of Event Which Requires Filing of This Statement

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    1,641,950 common shares (4.6%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,641,950
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,567,100 shares (7.2%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Retirement Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    513,650 common shares (1.5%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           513,650
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,567,100 shares (7.2%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Children's Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    114,650 common shares (0.3%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           114,650
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,567,100 shares (7.2%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Offshore Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    123,350 common shares (0.4%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           123,350
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,567,100 shares (7.2%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Bulldog Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    173,500 common shares (0.5%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           173,500
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,567,100 shares (7.2%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1. Security and Issuer.

      Common Stock of The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, Texas 76107

Item 2. Identity and Background.

      The D3 Family Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration.

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction.

      These purchases were made as a long term investment.

Item 5. Interest in Securities of the Issuer.

      (a,b) D3 Family Fund owns and has sole voting power over 1,641,950 BBA shares.

      (c)   Date                 Shares Bought             Price
            ----                 -------------             -----

          6/15/04                    53,400                $5.79
          6/16/04                    63,900                 5.85
          6/17/04                    19,500                 5.88
          6/18/04                     3,100                 5.91
          6/21/04                    42,300                 6.14
          6/22/04                    21,400                 6.14
          6/23/04                   360,000                 6.42
          6/24/04                   268,300                 6.43
          6/25/04                   399,400                 6.46
          6/29/04                    19,150                 6.17
          6/30/04                    64,000                 6.14
          7/01/04                    25,500                 6.10
          7/02/04                    34,050                 6.03
          7/06/04                   112,250                 5.85
          7/07/04                   124,750                 5.88
          7/08/04                    30,950                 5.85

      (d)   N/A

      (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits.

      N/A

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      July 10, 2004                     /s/ DAVID NIERENBERG
      -------------                     ----------------------------------------
          Date                          David Nierenberg
                                        President
                                        Nierenberg Investment Management
                                        Company, Inc., the General Partner of
                                        The D3 Family Fund, L.P.

Item 1. Security and Issuer.

      Common Stock of The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, Texas 76107

Item 2. Identity and Background.

      The D3 Family Retirement Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration.

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction.

      These purchases were made as a long term investment.

Item 5. Interest in Securities of the Issuer.

      (a,b) The D3 Family Retirement Fund, L.P. owns and has sole voting power over 513,650 BBA shares.

      (c)   Date                 Shares Bought             Price
            ----                 -------------             -----

          6/15/04                    16,800                $5.79
          6/16/04                    19,700                 5.85
          6/17/04                     6,000                 5.88
          6/18/04                     1,000                 5.93
          6/21/04                    13,400                 6.14
          6/22/04                     6,700                 6.14
          6/23/04                   112,800                 6.42
          6/24/04                    84,100                 6.43
          6/25/04                   127,200                 6.46
          6/29/04                     6,050                 6.17
          6/30/04                    20,000                 6.14
          7/01/04                     8,000                 6.11
          7/02/04                     8,400                 6.03
          7/06/04                    34,800                 5.85
          7/07/04                    39,050                 5.88
          7/08/04                     9,650                 5.85

      (d)   N/A

      (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits.

      N/A

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      July 10, 2004                     /s/ DAVID NIERENBERG
      -------------                     ----------------------------------------
          Date                          David Nierenberg
                                        President
                                        Nierenberg Investment Management
                                        Company, Inc., the General Partner of
                                        The D3 Family Retirement Fund, L.P.

Item 1. Security and Issuer.

      Common Stock of The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, Texas 76107

Item 2. Identity and Background.

      The D3 Children's Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration.

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction.

      These purchases were made as a long term investment.

Item 5. Interest in Securities of the Issuer.

      (a,b) D3 Children's Fund, L.P. owns and has sole voting power over 114,650
            BBA shares.

      (c)   Date                 Shares Bought             Price
            ----                 -------------             -----

          6/15/04                     3,900                $5.79
          6/16/04                     4,500                 5.85
          6/17/04                     1,400                 5.90
          6/18/04                       250                 6.00
          6/21/04                     3,000                 6.14
          6/22/04                     1,500                 6.15
          6/23/04                    26,000                 6.42
          6/24/04                    19,300                 6.43
          6/25/04                    26,800                 6.46
          6/29/04                     1,350                 6.18
          6/30/04                     4,500                 6.15
          7/01/04                     2,000                 6.11
          7/02/04                     1,300                 6.05
          7/06/04                     8,000                 5.85
          7/07/04                     8,700                 5.88
          7/08/04                     2,150                 5.85

      (d)   N/A

      (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits.

      N/A

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      July 10, 2004                     /s/ DAVID NIERENBERG
      -------------                     ----------------------------------------
          Date                          David Nierenberg
                                        President
                                        Nierenberg Investment Management
                                        Company, Inc., the General Partner of
                                        The D3 Children's Fund, L.P.

Item 1. Security and Issuer.

      Common Stock of The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, Texas 76107

Item 2. Identity and Background.

      The D3 Offshore Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration.

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction.

      These purchases were made as a long term investment.

Item 5. Interest in Securities of the Issuer.

      (a,b) D3 Offshore Fund, L.P. owns and has sole voting power over 123,350
            BBA shares.

      (c)   Date                 Shares Bought             Price
            ----                 -------------             -----

          6/17/04                     1,400                $5.90
          6/18/04                       250                 6.00
          6/21/04                     3,300                 6.14
          6/22/04                     1,650                 6.15
          6/23/04                    27,400                 6.42
          6/24/04                    20,600                 6.43
          6/25/04                    29,100                 6.46
          6/29/04                     1,450                 6.18
          6/30/04                     5,000                 6.15
          7/01/04                     1,500                 6.12
          7/02/04                     2,650                 6.04
          7/06/04                     8,350                 5.85
          7/07/04                     9,350                 5.88
          7/08/04                     2.350                 5.85

      (d)   N/A

      (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits.

      N/A

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      July 10, 2004                     /s/ DAVID NIERENBERG
      -------------                     ----------------------------------------
          Date                          David Nierenberg
                                        President
                                        Nierenberg Investment Management
                                        Company, Inc., the General Partner of
                                        The D3 Offshore Fund, L.P.

Item 1. Security and Issuer.

      Common Stock of The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, Texas 76107

Item 2. Identity and Background.

      The D3 Family Bulldog Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration.

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction.

      These purchases were made as a long term investment.

Item 5. Interest in Securities of the Issuer.

      (a,b) D3 Family Bulldog Fund, L.P. owns and has sole voting power over 173,500 BBA shares.

      (c)   Date                 Shares Bought             Price
            ----                 -------------             -----

          6/15/04                     5,700                $5.79
          6/16/04                     7,000                 5.85
          6/17/04                     1,700                 5.89
          6/18/04                       400                 5.96
          6/21/04                     4,500                 6.14
          6/22/04                     2,250                 6.15
          6/23/04                    38,000                 6.42
          6/24/04                    28,400                 6.43
          6/25/04                    42,400                 6.46
          6/29/04                     2,000                 6.18
          6/30/04                     6,500                 6.14
          7/01/04                     3,000                 6.11
          7/02/04                     3,600                 6.04
          7/06/04                    11,600                 5.85
          7/07/04                    13,150                 5.88
          7/08/04                     3,300                 5.85

      (d)   N/A

      (e)   N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits.

      N/A

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      July 10, 2004                     /s/ DAVID NIERENBERG
      -------------                     ----------------------------------------
          Date                          David Nierenberg
                                        President
                                        Nierenberg Investment Management
                                        Company, Inc., the General Partner of
                                        The D3 Family Bulldog Fund, L.P.